UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                                                       October 15, 2002
Date of Report (Date of earliest event reported)_______________________________


                          MAGNUM HUNTER RESOURCES, INC.
_______________________________________________________________________________
             (Exact name of registrant as specified in its charter)


        Nevada                      1-12508                 87-0462881
_______________________________________________________________________________
(State or other jurisdiction      (Commission              (IRS Employer
   of incorporation)               File Number)          Identification No.)



         600 East Las Colinas Boulevard, Suite 1100, Irving, Texas 75039
_______________________________________________________________________________
           (Address of principal executive offices)              (Zip Code)


Registrant's telephone number, including area code        (972) 401-0752
                                                     __________________________


_______________________________________________________________________________
          (Former name or former address, if changed since last report)

Item 9. Regulation FD Disclosure.

     In accordance with General Instruction B.2. of Form 8-K, the following information shall not be deemed "filed" for purposes of Section 18 of the Securities Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such a filing.

                          MAGNUM HUNTER RESOURCES, INC.
                          DISCLOSURE OF 2002 ESTIMATES

     The information following this narrative sets forth our current range of estimates of our operating statistics for the last two calendar quarters during the fiscal year ended December 31, 2002. We are not predicting what actual oil and gas prices will be during the year 2002, and there is no assurance that current commodity prices will continue in the future at these levels. Oil and gas prices have fluctuated significantly in recent years in response to numerous economic, political and environmental factors, and we expect that commodity prices will continue to fluctuate significantly in the future. Changes in commodity prices could significantly affect our expected operating results. The Company has a significant portion of its forecasted 2002 crude oil and natural gas production hedged through a combination of fixed price swaps and collar derivative transactions. These hedges are expected to mitigate a significant portion of any commodity price fluctuations in 2002.

     In addition to directly affecting revenues, price changes can affect expected production because production estimates necessarily assume that oil and gas can profitably be produced at the assumed pricing levels. In addition to the pricing assumptions, the 2002 estimates were prepared assuming that demand by the general public, curtailment, producibility and overall market conditions for oil and gas produced in the U.S. during the year 2002 will be substantially similar to those for 2001.

     Recently completed non-core property divestitures are incorporated into these projections and consist of properties sold: (1) to a new private limited partnership formed between an affiliate of the Company and an affiliate of GE Structured Finance's Oil & Gas Unit which closed on September 3, 2002; (2) at public auction in August of 2002; and (3) in privately negotiated transactions. Net proceeds from these transactions were approximately $60 million. Although the Company has announced its intention to make additional non-core property divestitures, only divestitures completed to date are included in these projections.

     Estimates for the third and fourth quarters also include the impact on production due to Gulf of Mexico tropical storm related disruptions in late September and early October.

     All of the estimates and assumptions set forth in this document constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Although we believe that these forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will in fact occur and we caution that actual results may differ materially from those in the forward-looking statements. A number of factors could affect our future results or the energy industry generally and could cause our results to differ materially from those expressed in this release. These factors include, among other things:

     o volatility of oil and gas prices,
     o the need to develop and replace reserves,
     o the substantial capital expenditures required to fund our operations,
     o changes in drilling success rates,
     o environmental risks,
     o drilling, completion and operating risks,
     o risks of interruption in delivery and sales of oil and gas due to weather conditions,
     o risks related to exploration and development drilling,
     o uncertainties about estimates of reserves,
     o competition,
     o government regulation, and
     o the risks factors and other conditions described in our report on Form 10-K for the period ended December 31, 2001.

     We caution that the estimates set forth below are given as of the date hereof only and are based upon currently available information. Except as required by law, we are not undertaking any obligation to update these estimates as conditions change or other information becomes available.

                 Magnum Hunter Resources, Inc. and Subsidiaries
                        Consolidated Financial Projection
                                Quarterly - 2002
                                    Unaudited

OIL AND GAS SALES VOLUME

     Magnum Hunter Resources, Inc. ("Magnum Hunter") merged with Prize Energy Corp. ("Prize") on March 15, 2002. The estimates are based upon Magnum Hunter's and Prize's historical operating performance and trends, estimates of oil and gas reserves as of June 30, 2002, the potential for production interruption due to weather conditions, and the risk-adjusted results of our planned capital expenditure and operating budget for 2002. These estimates also include the effect of divestitures of non-core oil and gas properties completed to date and as further discussed below.

     We currently assume that our total daily production will be between 205 and 225 MMCFE per day in the third quarter and between 181 and 201 MMCFE per day in the fourth quarter of 2002. Oil production is expected to range from 11,100 to 12,100 barrels per day in the third quarter and from 8,800 to 9,800 barrels per day in the fourth quarter. We estimate gas production will average from 138 to 152 MMCF per day in the third quarter and from 128 to 142 MMCF per day in the fourth quarter.

OIL AND GAS PRICES

     We estimate that our realized natural gas price averaged approximately $2.87 per MCF in the third quarter and will average between $3.20 and $3.25 in the fourth quarter. We estimate our realized crude price averaged approximately $24.85 per barrel in the third quarter and will average between $23.85 and $24.30 per barrel in the fourth quarter.

     These estimated realized commodity prices for the fourth quarter are based upon NYMEX strip prices as of a recent date in October 2002 and give effect to hedges and normal basis differentials for our production.

     Magnum Hunter has hedges in place for the third and fourth quarters of 2002 covering the average daily volumes and weighted average prices shown below.


Natural Gas Swaps:                                      3Q02           4Q02
-----------------                                    -----------    ----------

Average contract volumes (BBTU/d)                         60.0          60.0

Weighted average price (per MMBTU)                       $2.87         $2.87

Natural Gas Collars:
-------------------

Average contract volumes (BBTU/d)                          8.0           8.0

Weighted average floor price (per MMBTU)                 $3.99         $4.07

Weighted average ceiling price (per MMBTU)               $5.45         $5.52

Crude Swaps:
-----------

Average contract volumes (MBBLS/d)                         5.0           5.0

Weighted average price (per MMBTU)                      $25.27        $25.27

Crude Collars:
-------------

Average contract volumes (MBBLS/d)                         3.8           4.5

Weighted average floor price (per BBL)                  $21.00        $21.27

Weighted average ceiling price (per BBL)                $26.70        $26.79

     Depending upon various circumstances, we may periodically enter into additional hedges of expected crude oil and natural gas production.

PRODUCTION COSTS

     Production costs include lifting costs, production taxes, severance taxes, ad valorem taxes and other production costs. These costs vary in response to several factors including changes in our property base, changes in production taxes, general price changes and the amount of repair and work-over activity required. We currently estimate that our production expenses will be between $21 million and $23 million for the third quarter and between $20 million and $22 million for the fourth quarter.

OTHER REVENUE-NET

     Other revenue-net reflects revenues from gathering, processing and marketing of natural gas and from oilfield services, net of projected costs of operations for these activities. These net revenues are assumed to average approximately $1 million per quarter.

DEPRECIATION AND DEPLETION

     Depreciation and depletion expense related to oil and gas properties was calculated using a rate of $1.17 per Mcfe sold.

INTEREST EXPENSE

     We assume that free cash flow available after capital expenditure items and the net proceeds received from non-strategic property divestitures are used to reduce our senior bank debt. Depending upon the timing of these factors, we currently expect interest expense will approximate $13.6 million in the third quarter and $13.3 million in the fourth quarter.

INCOME TAXES

     Income taxes were calculated using an effective rate of approximately 38%. At this time we anticipate that all of the income taxes would be deferred.

GENERAL AND ADMINISTRATIVE EXPENSE (G&A)

     Magnum Hunter currently assumes G&A expense will be between $3.0 million and $3.5 million for each of the third and fourth quarters.

NET INCOME PER SHARE-DILUTED

     Net income per share-diluted assumes diluted shares of approximately 68.9 million. Diluted shares were calculated on the basis of an assumed average market price for our stock of approximately $6.00 per share for the periods projected.

CAPITAL EXPENDITURES / DIVESTITURES

     Approximately 65% of projected capital expenditures will be spent on offshore drilling opportunities and 35% of projected capital expenditure will be spent on onshore drilling programs. Magnum Hunter projects total capital expenditures for 2002 of $115 million. Capital expenditures through August 31, 2002 were approximately $80.7 million. The remaining budgeted capital expenditures of $44.3 million should be incurred relatively evenly through the end of the year.

     To date, Magnum Hunter has divested approximately $60 million of non-core oil and gas properties. Magnum Hunter currently anticipates divesting additional non-strategic oil and gas properties in 2002 for approximately $40 million. We anticipate using the net proceeds from these additional divestitures to further reduce outstanding debt levels. For purposes of these projections, only completed divestitures are included at this time.

FINANCIAL FORECAST

     In providing a financial forecast for the third and fourth quarters, we utilize the mid-point of the range for each assumption. The selection of a mid-point does not imply any further accuracy than any other number within the range, but is an arbitrary number within the range. Based upon this approach, the following is a summary of certain financial data for the third and fourth quarters of 2002.

                                               3Q02             4Q02  (a)
                                             ---------      ------------
EBITDA                                        $41.3            $37.2
EBITDA per share - diluted                    $0.60            $0.54
Operating Cash flow (b)                       $28.3            $24.4
Operating Cash flow per share - diluted       $0.41            $0.35
Net Income per share - diluted                $0.02            $0.01
Debt to Capitalization Ratio                  63.2%            63.3%

     (a) Includes only the effect of divestitures closed to date. Magnum Hunter's immediate goal is to achieve a debt to capitalization ratio of approximately 60%. This will be accomplished through anticipated debt reductions using the net proceeds of certain non-strategic oil and gas property sales to be completed in 2002 and early 2003. Magnum Hunter's ultimate goal is to achieve a debt to capitalization ratio of 50% or better.

     (b) Cash flow from operations before changes in operating assets and liabilities.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        MAGNUM HUNTER RESOURCES, INC.


                                            /s/ Chris Tong
                                        BY:____________________________
                                            Chris Tong
                                            Sr. Vice President and CFO


Dated:   October 15, 2002